Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Shelley Weibel /Crocs, Inc.
(303) 848-7000
sweibel@crocs.com

Crocs, Inc. Announces Changes to Board of Directors

NIWOT, COLORADO — June 29, 2011 — Crocs, Inc. (NASDAQ: CROX) today announced that Richard Sharp, chairman of the board of directors, has retired from his position and from Crocs’ board of directors, following a leave of absence in December 2010.  Thomas Smach has been appointed chairman of the board, effective immediately. Doreen Wright has been appointed to the board, also with immediate effect.

Mr. Smach commented, “Rick’s leadership has been a tremendous benefit to the company and the board over the past several years.  Serving as chairman since before our initial public offering in 2005, Rick has thoughtfully helped us work through numerous challenges and critical decisions, and he will be greatly missed.  We wish Rick and his family all the best in the future.”

Thomas Smach has served as a member of Crocs’ board of directors since April 2005 and stepped into the role of acting chairman in late 2010. Mr. Smach is a founder and partner of Riverwood Capital Management and a former senior executive with Flextronics, Inc. where he served as chief financial officer from 2005 to 2008 and senior vice president, finance from 2000 to 2004. Mr. Smach is a certified public accountant and serves on the board of directors of ADVA AG Optical Networking.

The Company also announced that Doreen A. Wright has been appointed to the Crocs’ Board of Directors. Ms. Wright served as senior vice president and chief information officer of Campbell Soup Company [NYSE: CPB] from 2001 to 2008 and executive vice president and chief information officer of Nabisco Inc. from 1999 to 2001.  She currently serves on the board of directors of Dean Foods [NYSE: DF] and Citadel Broadcasting Corporation and is a former board member of The Oriental Trading Company, Conseco, Inc., and The Yankee Candle Company.

“We are very excited to welcome Doreen to our board of directors,” said Mr. Smach. “With her information technology (IT) experience and proven leadership with global organizations, we believe she will be a great asset to the board and to Crocs.”

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.